Exhibit 5.1

100 North Tampa Street, Suite 4100  |  Tampa, FL 33602  |  T 813.227.8500  |  F 813.229.0134

Holland & Knight LLP  |  www.hklaw.com

March 20, 2015

MarineMax, Inc.

2600 McCormick Avenue, Suite 200

Clearwater, Florida 33759

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 1 (the “Amendment”) to registration statements on Form S-8 (File Nos. 333-63307, 333-83332, 333-141657, 333-156358 and 333-177019, and collectively, the “Registration Statements” previously filed by MarineMax, Inc., a Delaware corporation (“MarineMax Delaware”)) filed today by MarineMax, Inc., a Florida corporation (the “Company”) with the Securities and Exchange Commission for the purpose of updating the Registration Statements as a result of the Company’s reincorporation in the State of Florida from the State of Delaware (the “Reincorporation”). The Reincorporation was effectuated on March 20, 2015 by merging MarineMax Delaware with and into the Company, a wholly-owned subsidiary of MarineMax Delaware established for such purpose, with the Company as the surviving entity under the name “MarineMax, Inc.”

Pursuant to the Amendment, the Company expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with Rule 414, promulgated under the Securities Act, the Company is deemed the successor issuer to MarineMax Delaware. As a result, and in connection with the Reincorporation, the Company will assume from MarineMax Delaware the: (i) 2011 Stock-Based Compensation Plan; (ii) MarineMax 2008 Employee Stock Purchase Plan; (iii) 2007 Incentive Compensation Plan; (iv) Director Fee Share Purchase Program and (v) 1998 Incentive Stock Plan (collectively, the “Plans”), and all of the outstanding options and equity awards under the Plans. At the effective time of the Reincorporation, each outstanding option to purchase shares of MarineMax Delaware common stock was converted into an option to purchase the same number of shares of the Company’s common stock, with no changes in the option exercise price or other terms and conditions of such options.

In rendering the opinion set forth below, we have acted as counsel for the Company, and have examined originals, or copies certified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect; (iii) the Bylaws of the Company, as amended to date and currently in effect; (iv) the Plan; (v) certain resolutions of the Board of Directors of the Company in connection with the Reincorporation and (vi) certain resolutions adopted in connection with the Company’s annual meeting of shareholders. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In such examination, we have assumed, without inquiry or other investigation, (a) the legal capacity of each natural person executing the agreements described herein, (b) the authenticity of original documents and the genuineness of all signatures, (c) the conformity to the originals of all documents submitted to us as copies, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (e) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents and (f) that each transaction complies with all tests of good faith, fairness and conscionability required by law.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that, subsequent to the Amendment becoming effective under the Securities Act, the shares, when issued and paid for in accordance with the terms of the Plans, will be duly authorized, validly issued, and fully paid and non-assessable.

Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company. We express no opinion herein as to matters involving the laws of any jurisdiction other than the State of Florida and the federal laws of the United States of America. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon, by any other person, firm, or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendment.

Very truly yours,

/s/ Holland & Knight LLP
HOLLAND & KNIGHT LLP